GLOBAL AESTHETIC MEDICAL GROUP, INC.

SUBSCRIPTION AGREEMENT

REGULATION A SHARES

THIS SUBSCRIPTION AGREEMENT is made as of the [**] day of [**], 20[**], between Global Aesthetic Medical Group, Inc., a corporation organized under the laws of the State of Delaware, (the “Company”), and the undersigned (the “Subscriber” and together with each of the other subscribers in the Offering (defined below), the “Subscribers”).

WHEREAS, the Company desires to sell registered Regulation A shares of its Common Stock (collectively, the “Shares”), at a purchase price of $0.1 per Share and per the terms set forth in the Company’s Form 1-A which was filed on [*], and declared effective by the SEC on [*] (the “Offering”).

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.1. Subscription for Shares. Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company such aggregate amount of Shares as is set forth upon the signature page hereof; and the Company agrees to sell such Shares to the Subscriber for said purchase price subject to the Company’s right to sell to the Subscriber such lesser number of Shares as the Company may, in its sole discretion, deem necessary or desirable. The purchase price is payable by wire transfer, or certified or bank checks made payable to “Global Aesthetic Medical Group, Inc.” and delivered contemporaneously with the execution and delivery of this Subscription Agreement to the Company’s address set forth in the FORM 1-A.

1.2. Form 1-A Registered Shares. The Subscriber acknowledges that the Shares being purchased herein are shares of Common Stock registered in the Company’s Form 1-A which was filed on on [*] (as amended from time to time).

1.3. Investment Purpose. The Subscriber represents that the Shares (the “Securities”) are being purchased for his or her or its own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the 1933 Act. The Subscriber agrees that it will not sell or otherwise transfer the Securities unless they are registered under the 1933 Act or unless an exemption from such registration is available.

1.4. Accredited Investor. The Subscriber represents and warrants that he, she, or it:

(i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act; or

(ii) if he, she, or it is not an accredited investor, is investing an amount that does not exceed the greater of 10% of his/her/its annual income or 10% of his/her/its net worth (as defined under applicable U.S. securities laws and regulations) by subscribing to the Shares under this Agreement, and

(iii) that he, she, it can bear the economic risk of any investment in the Shares.

1.5. Domicile. Subscriber represents and warrants that his, her, or its Domicile matches the address listed on the signature page of this Agreement.  For individuals, Domicile means actual state of residency.  For corporate entities, Domicile means (i) state of incorporation/organization; or (ii) principal place of business.

1.6. RISK OF INVESTMENT. THE SUBSCRIBER RECOGNIZES THAT THE PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK INCLUDING, WITHOUT LIMITATION, ANY AND ALL RISKS DISCUSSED IN THIS SUBSCRIPTION AGREEMENT. AN INVESTMENT IN THE COMPANY AND THE SHARES MAY RESULT IN THE LOSS OF A SUBSCRIBER’S ENTIRE INVESTMENT.

(a) Risk of Loss of Investment. An investment in the Company and the Shares offered hereby involve a high degree of risk. An investment in the Shares is suitable only for investors who can bear a loss of their entire investment.

(b) Value of Shares is Speculative. The terms of this offering have been determined arbitrarily by the Company. There is no relationship between such terms and the Company’s assets, earnings, book value and/or any other objective criteria of value.

(c) Dependence on Net Proceeds; No Minimum Offering. The Company is dependent upon the net proceeds of this Offering to fund its operations, as more specifically described elsewhere in this Subscription Agreement. There is no commitment by any person to purchase Shares and there is no assurance that any number of Shares will be sold. Additionally, there is no minimum amount of funds that are required to be raised in order for the Company to accept subscriptions received from investors and the Company’s may terminate this Offering prior to the expiration of the Offering Period. There is no assurance that the Company will sell a sufficient number of Shares in this Offering on a timely basis or that the net proceeds after payment of debts and other obligations will be adequate for the Company’s needs.

(d) Need for Additional Capital; Additional Private Placement. The net proceeds raised by the Company from this Offering will be used immediately to fund the Company’s current operations. The Company will therefore require significant additional financing shortly after this Offering, regardless of the net proceeds received, in order to satisfy its cash requirements. The Company may seek to raise additional funds in private placement transactions. However, there is no assurance that it will be able to do so in a timely manner or on terms that will enable it to enter its proposed business on a reasonable basis.

1.7 Information. The Subscriber acknowledges receipt and full and careful review and understanding of this Subscription Agreement and of the Form 1-A (as amended) which was filed on  on [*]. (as amended from time to time.)

1.8 No Representations or Warranties. The Subscriber hereby represents that, except as expressly set forth in the Form 1-A, no representations or warranties have been made to the Subscriber by the Company or any agent, employee, or affiliate of the Company and in entering into this transaction the Subscriber is not relying on any information other  than that contained in the Form 1-A and the results of independent investigation by the Subscriber.

1.9 Tax Consequences. The Subscriber acknowledges that this Offering of the Shares may involve tax consequences and that the contents of the Form 1-A does not contain tax advice or information. The Subscriber acknowledges that it must retain its own professional advisors to evaluate the tax and other consequences of an investment in the Shares.

1.10 Transfer or Resale. The Subscriber understands that the Shares purchased herein were qualified in the Form 1-A under the Securities Act of 1933 Act, but that Subscriber will be required by the transfer agent or Subscriber’s brokerage firm to obtain a legal opinion from securities counsel to deposit and sell the Shares.

2.1 Organization and Registration. The Company and its “Subsidiaries” (which for purposes of this Subscription Agreement means any entity in which the Company, directly or indirectly, owns capital stock and holds a majority or similar interest) are duly organized and validly existing in good standing under the laws of the jurisdiction in which they were organized, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted.

2.2 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Subscription Agreement and to issue the Securities in accordance with the terms of the Form 1-A.

3.1 Closing and Termination of Offering. Provided that the required conditions to closing set forth herein have been satisfied or waived, a closing (the “Initial Closing”) shall take place at the offices of the Company as set forth herein or at such place as may otherwise be agreed to by the Company within 30 days of the receipt of the first cleared subscriber’s funds. The Company may consummate subsequent closings of the Offering, upon mutual agreement only, each of which shall be subject to satisfaction or waiver of the conditions to closing set forth herein, and each of which shall be deemed a “Closing” hereunder.

4.1 The obligation of the Company hereunder to issue and sell Shares to the Subscriber at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Subscriber with prior written notice thereof:

4.2 Execution and Delivery. The Subscriber shall have executed this Subscription Agreement and delivered the same to the Company.

4.3 Purchase Price. The Subscriber shall have paid the purchase price for the Shares being purchased by the Subscriber at the Closing in the manner set forth in Section 1.1.

4.4 Representations and Warranties. The representations and warranties of the Subscriber shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, and the Subscriber shall have performed, satisfied, and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied, or complied with by the Subscriber at or prior to the Closing.

4.5 Other Matters. All opinions, certificates and documents and all proceedings related to this Offering shall be in form and content reasonably satisfactory to the Company and its legal counsel.

4.6 Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

(i) If to the Company at the address set forth in the Form 1-A.

(ii) If to the Subscriber, to its address and email or facsimile number set forth at the end of this Subscription Agreement, or to such other address and/or facsimile number and/or to the attention of such other person as specified by written notice given to the Company five (5) days prior to the effectiveness of such change.

(iii)Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (c) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (a), (b) or (c) above, respectively.

4.7 Entire Agreement; Amendment. This Subscription Agreement supersedes all other prior oral or written agreements between the Subscriber, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Subscription Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters.

4.8 Severability. If any provision of this Subscription Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Subscription Agreement in that jurisdiction or the validity or enforceability of any provision of this Subscription Agreement in any other jurisdiction.

4.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed solely in accordance with the laws of the State of Delaware. with respect to contracts executed, delivered and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the State of Delaware.. By its execution hereof, Company and Subscriber hereby expressly and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the State of Delaware. and agree that any process in any such action may be served upon him or her personally, or by certified mail or registered mail upon such party or such agent, return receipt requested, with the same full force and effect as if personally served upon such party in Delaware.. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

4.10 Headings. The headings of this Subscription Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Subscription Agreement.

4.11 Successors and Assigns. This Subscription Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Shares. The Company shall not assign this Subscription Agreement or any rights or obligations hereunder. Subscriber may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release the Subscriber from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

4.12 No Third-Party Beneficiaries. This Subscription Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.13 Survival. The representations and warranties of the Company and the Subscriber contained in herein shall survive the Closing for a period of twelve (12) months.

4.14 Legal Representation. The Subscriber acknowledges that: (a) it has read this Subscription Agreement and the exhibits hereto; (b) it understands that the Company has been represented in the preparation, negotiation, and execution of this Subscription Agreement by counsel to the Company; (c) it has either been represented in the preparation, negotiation, and execution of this Subscription Agreement by legal counsel of its own choice, or has chosen to forego such representation by legal counsel after being advised to seek such legal representation; and (d) it understands the terms and consequences of this Subscription Agreement and is fully aware of its legal and binding effect.

4.15 Confidentiality. The Subscriber agrees that it shall keep confidential and not divulge, furnish, or make accessible to anyone, the confidential information concerning or relating to the business or financial affairs of the Company contained in the Form 1-A to which it has become privy by reason of this Subscription Agreement.

4.16 Counterparts. This Subscription Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Subscriber(s) have executed this Global Aesthetic Medical Group, Inc. Subscription Agreement for Regulation A Shares as of the date first written above. The Company’s acceptance of such subscription is as of the date shown below.

SUBSCRIBER**	CO-SUBSCRIBER**
Date: _____________	Date: _____________

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber [Please Print]	Name of Co-Subscriber [Please Print]

Address of Subscriber	Address of Co-Subscriber

SSN or Tax ID of Subscriber

State of incorporation/corporate domicile (if different than the address listed above): ___________________.

Dollar Amount of Shares Subscribed For (Number of Shares): $                (___________)

Dollar Amount of

Subscription Accepted:_________________________

SUBSCRIPTION ACCEPTED BY THE COMPANY

Global Aesthetic Medical Group, Inc.

Date: ______________By: _________________________________

[                            ], CEO

* Please provide the exact names that you wish to see on the certificates

(1)For individuals, print full name of subscriber.

(2)For joint, print full name of subscriber and all co-subscribers.

(3)For corporations, partnerships, LLC, print full name of entity, including “&,” “Co.,” “Inc.,” “etc.,” “LLC,” “LP,”etc.

(4)For Trusts, print trust name (please contact your trustee for the exact name that should appear on the certificates.)

**If Subscriber is a Registered Representative with an FINRA member firm or an affiliated person of an FINRA member firm, have the acknowledgment to the right signed by the appropriate party: The undersigned FINRA Member firm acknowledges receipt of the notice required by Rule 3040 of the FINRA Conduct Rules.

Name of FINRA Member Firm

By:

Authorized Officer